EXHIBIT 99



  FOR IMMEDIATE RELEASE

  Contact:    Thomas E. Brew, Jr.
              Kurzweil Applied Intelligence, Inc.
              617-893-5151

                KURZWEIL APPLIED INTELLIGENCE, INC. ANNOUNCES
                          CLOSING OF PRIVATE PLACEMENT

  WALTHAM, Mass, May 10, 1996 Kurzweil Applied Intelligence, Inc.
  (NASDAQ: KURZ) today announced the closing of the sale of 1.32 million shares of its common stock in a private placement at a sale price of $2.00 per share to a New York-based investment fund. Net proceeds to the Company are approximately $2.37 million and will be used for working capital and general corporate purposes.

  The Company also announced that it will seek additional working capital funds through the sale of common stock over the next several months in a private placement. In this connection, at its 1996 Annual Meeting the Company intends to request shareholders to approve an increase in the Company's authorized common stock and, in accordance with Nasdaq National Market Listing rules, to approve the sale of shares in excess of 20% of the Company's outstanding common stock at a discount to the market. The Company indicated that there can be no assurance that it will be successful in raising additional funds.

  This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. Neither the securities sold nor those anticipated to be offered have been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons absent registration under the Securities Act of 1933 and except in accordance with applicable state securities laws or an exemption from the registration requirements thereof.

  Kurzweil Applied Intelligence, Inc., headquartered in Waltham, Mass., was founded in 1982. The Company develops, markets, and supports automated speech recognition systems used to create documents and interact with computers by voice. The Company's medical reporting systems, VoiceMED and Kurzweil Clinical Reporter, are used in over 500 healthcare institutions nationwide; and, Kurzweil VOICE is an easy-to-use voice recognition system for Windows-based PCs.

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  This release and other information related to Kurzweil Applied Intelligence,
  Inc. can be referenced on the Company's home page on the World Wide Web at http://www.kurz-ai.com, or by calling 1-800-380-1234.